TRADITIONAL IRA TAKEOVER
                BENEFICIARY CONTINUATION OPTION (BCO) ENDORSEMENT

In this endorsement, "we", "our" and "us" mean The Equitable Life Assurance Society of the United States and "you" and "your" mean the Owner. For purposes of this Endorsement, reference to "Certificate" will also include Contract.

This IRA Certificate is issued as an individual retirement annuity contract that meets the requirements of Section [408(b)] of the Code. In order to meet such requirements, the terms below change, or are added to, applicable sections of this Certificate. This Certificate is established for the exclusive benefit of you and your beneficiaries. Your rights under this Certificate are not forfeitable.

This IRA Certificate is issued to an individual or "see through trust" beneficiary under a traditional individual retirement arrangement under Section [408] of the Code ("Original IRA"), the owner of which is deceased, for the purpose of distributing at least annually the deceased original IRA owner's ("Deceased Owner's") interest under the Original IRA.

THE FOLLOWING DEFINITIONS IN PART I OF THE CERTIFICATE ARE REVISED OR ADDED AS
FOLLOWS:

1. ANNUITANT: The existing definition is replaced by the following:

The "Annuitant" under this IRA Certificate is the individual beneficiary of the Deceased Owner's Original IRA. If the beneficiary of the Original IRA is a "see-through trust", the Annuitant is the oldest beneficiary of such trust. The Annuitant is named in the Data Pages.

2. BCO DISTRIBUTION COMMENCEMENT DATE: The following definition is added:

"BCO Distribution Commencement Date", as shown in the Data Pages, means the Date of the First BCO Distribution provided under Part VIIA. This date cannot be changed to a date that is later than the date described in Part VIIA.

3. CODE: The existing definition is replaced with the following:

"Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in the Certificate include references to applicable Federal income tax Regulations.

4. OWNER: The existing definition is replaced by the following:

The Owner of this IRA Certificate as shown in the Data Pages is an individual or "see through trust" beneficiary under the Original IRA.

5. DECEASED OWNER The following definition is added:

"Deceased Owner" means the individual, now deceased, who owned the Original IRA, as named in the Data Pages.


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6. ORIGINAL IRA: The following definition is added:

"Original IRA" means the traditional individual retirement arrangement under Section [408] of the Code of the Deceased Owner of which you are a beneficiary, and which is the source of the Contribution to this IRA Certificate. Your interest in the Deceased Owner's Original IRA includes the amount of any outstanding rollover, transfer and recharacterization under [Q&As-7 and -8] of Treasury Regulation [Section 1.408-8] and the actuarial value of any other benefits provided under the Original IRA, such as guaranteed death benefits, only if such values or amounts have been transferred to this IRA Certificate.

7. SEE THROUGH TRUST: The following definition is added:

A "see through trust" is an irrevocable trust, valid under State law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under the regulations. Such "see-through trust" is described in Treasury Regulation [Section 1.401(a)(9)-4 Q&A A-5.]

8. SPECIAL SURVIVING SPOUSE: The following definition is added:

"Special Surviving Spouse" means the individual who is both the Surviving Spouse of the Deceased Owner and the sole designated beneficiary under the Original IRA.

THE FOLLOWING SECTIONS OF THE CERTIFICATE ARE REVISED OR ADDED AS FOLLOWS:

9. LIMITS ON CONTRIBUTIONS: The following paragraph is added to this Section:

We will accept a single Contribution of a direct transfer of your interest as a beneficiary under the Deceased Owner's Original IRA. Subject to our approval, you may make additional direct transfer Contributions to this IRA Certificate from your interest as a beneficiary under another traditional individual retirement arrangement under Section [408] of the Code of the same Deceased Owner.

10. DEATH BENEFIT: The existing Section is replaced with the following:

Upon receipt of due proof of the Annuitant's death, we will make a lump sum payment of the death benefit under this Certificate to the person you designate as your beneficiary unless your beneficiary elects to continue BCO Distributions in accordance with Part VIIA. If your beneficiary elects to continue BCO Distributions, the Annuity Account Value will be reset to the death benefit amount if it is greater. The death benefit is described in the Data Pages and in any applicable enhanced death benefit endorsement, if elected.

11. BENEFICIARY: The existing Section is replaced with the following:

You give us the name of the beneficiary who is to receive any death benefit payable under the Section "Death Benefit" in this Certificate. You may change the beneficiary from time to time during the Annuitant's lifetime and while this Certificate is in force. Any such change must be made in writing in a form we accept. Upon receipt at the Processing Office, a change will take effect as of the date the written form is executed, whether or not the Annuitant is living on the date of receipt. We will not be liable as to any payments we made before we receive any such change.

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You may name one or more persons to be primary beneficiary on the Annuitant's death and one or more other persons to be successor beneficiary if the primary beneficiary dies before the Annuitant. Unless you direct otherwise, if you have named two or more persons as beneficiary, the beneficiary will be the named person or persons who survive the Annuitant and payments will be made to such persons in equal shares or to the survivor.

If you fail to designate a beneficiary or if that person does not survive you, we will pay any death benefit payable under this Certificate to your surviving spouse. If there is no surviving spouse, payment will be made to your surviving children in equal shares. If there are no surviving children, then payment will be made to your estate. If the Owner is a "see through trust", and no beneficiary is named or survives the Annuitant, we will pay any death benefit to the "see through trust".

12. REPORTS AND NOTICES: The following paragraph is added to this Section:

We will send you a report as of the end of each calendar year showing the status of the annuity and any other reports required by the Code or Treasury Regulations, including any information concerning required minimum distributions prescribed by the Commissioner of Internal Revenue.

13. ASSIGNMENTS: The existing Section is replaced with the following:

This Certificate is non-transferable. Your rights under this Certificate may not be assigned, pledged or transferred except as permitted by law. You may not name a new Owner.

THE FOLLOWING PART VIIA IS ADDED TO THE CERTIFICATE:

14. BCO DISTRIBUTIONS:

The BCO Distributions under this IRA Certificate will be paid in accordance with the Required Minimum Distribution Rules of Sections [408 and 401(a)(9)] of the Code and Treasury Regulation Sections [1.408-8 and 1.401(a)(9)]. BCO Distributions are Required Minimum Distribution payments after the Deceased Owner's death as described in this Part.

The BCO Distributions consist of payments no less frequently than annually beginning on the BCO Distribution Commencement Date. We will make these distributions at least once a calendar year in accordance with the Code and applicable Treasury Regulations. Subject to our approval, you may request more frequent than annual payments, however, once payments have started they cannot be stopped, unless a surrender of this Certificate occurs.

If Required Minimum Distributions Had Commenced Under the Original IRA.

If the Deceased Owner of the Original IRA died on or after commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in the remaining portion of his or her interest in the Original IRA will continue to be distributed at least as rapidly as under the contract option chosen under the Original IRA.

If Required Minimum Distributions Had Not Commenced Under the Original IRA.

If the Deceased Owner of the Original IRA died before commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in his or her entire Original IRA will be distributed from this Certificate as follows:

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         General Rule

         Your interest in this Certificate will be distributed, starting on the BCO Distribution Commencement Date (no later than the end of the calendar year following the calendar year of the Deceased Owner's death), over the Annuitant's remaining life expectancy, with such life expectancy determined using the Annuitant's age as of his or her birthday in the year following the year of the Deceased Owner's death. If the Annuitant dies before you receive your entire interest in this Certificate, your beneficiary may elect to continue to receive payments under this Certificate for the remaining term of the Annuitant's life expectancy.

         Provisions Applicable to a Special Surviving Spouse

         If you are a Special Surviving Spouse, your interest in this Certificate will be distributed, over your life expectancy, starting on the BCO Distribution Commencement Date. Your BCO Distribution Commencement Date can be no later than the end of the calendar year in which the Deceased Owner would have attained age 70 1/2, or the end of the calendar year following the calendar year of the Deceased Owner's death, whichever is later. If you die before the BCO Distribution Commencement Date, and before Required Minimum Distribution payments have commenced to you, your interest in this Certificate will be distributed, starting no later than the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your beneficiary. Your beneficiary's life expectancy will be determined using such beneficiary's age as of his or her birthday in the year following your death. If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments have commenced, if your beneficiary so elects, any remaining Annuity Account Value will continue to be distributed to your beneficiary over your remaining life expectancy, as described below.

How Payments Are Calculated

The amount of each annual payment is determined by dividing the Annuity Account Value in this IRA Certificate as of the end of the calendar year prior to the payment by your remaining life expectancy. Where the first Contribution is made to this IRA Certificate after the end of that prior calendar year, we will calculate the initial payment using the value of your interest in the Original IRA as of the end of the prior calendar year, instead of the Annuity Account Value. In no event shall a BCO Distribution exceed the remaining Annuity Account Value on the date of payment.

How Life Expectancy is Determined

Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation [Section 1.401(a)(9)-9], or any successor Regulation.

         General Rule

         Life expectancy is determined using the Annuitant's age as of his or her birthday in the calendar year following the calendar year of the Deceased Owner's death ("Base Year"). The Annuitant's remaining life expectancy for a year is the number in the Single Life Table corresponding to his or her age in the Base Year described in the preceding sentence and reduced by one (1) for each subsequent year.

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         Provisions Applicable to a Special Surviving Spouse

         If you are a Special Surviving Spouse, your life expectancy is determined each year beginning with the calendar year that includes the BCO Distribution Commencement Date. Your remaining life expectancy for a year is the number in the Single Life Table corresponding to your age in that year.

         If you die before the BCO Distribution Commencement Date and before Required Minimum Distribution payments begin to you, the Base Year for your beneficiary is the calendar year following the calendar year of your death. That beneficiary's remaining life expectancy for a year is determined under "General Rule" above.

         If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments begin to you, your beneficiary may elect to receive such interest over a period no longer than your life expectancy in the calendar year of your death. Payments will be made in accordance with the "General Rule" above; however, the Base Year will be the calendar year of your death.

How is it determined whether Required Minimum Distribution payments have commenced

For purposes of this Part VIIA, Required Minimum Distribution payments are considered to begin on the Deceased Owner's Required Beginning Date for Required Minimum Distribution payments during life. This Required Beginning Date is April 1st following the calendar year in which the Deceased Owner attained age 70 1/2. Required Minimum Distribution payments are considered to have begun whether or not payments were actually made from the Deceased Owner's Original IRA.

Required Minimum Distribution payments are considered to begin to a Special Surviving Spouse by the date which is the later of the end of the calendar year following the calendar year of the Deceased Owner's death or the end of the calendar year in which the Deceased Owner would have attained age 70 1/2.

The preceding paragraphs will not apply if distributions start prior to the applicable date in those paragraphs, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of [Section 1.401(a)(9)-6T] of the Temporary Treasury Regulations. In that case, annuity payments meeting Required Minimum Distribution payments are considered to begin on the annuity starting date.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron                   /s/ Pauline Sherman
------------------------------------         -----------------------------------
Christopher M. Condron                       Pauline Sherman
Chairman and Chief Executive Officer         Senior Vice President, Secretary
                                             and Associate General Counsel




2002IRATOBCO                                                          (08/20/02)